This AMENDMENT NO. 2 TO THE AGREEMENT AND PLAN OF MERGER (this "Amendment") is entered into this 16th day of February, 1999, by and among BGI Acquisition LLC, a Wyoming limited liability company ("Parent"), BGI Acquisition Corp., a New York corporation ("Purchaser"), and Besicorp Group Inc., a New York corporation formed under the name Bio-Energy Systems Inc. (the "Company").


                                    RECITALS:

         A. Parent, Purchaser and the Company are parties to an Agreement and Plan of Merger (the "Initial Plan") dated November 23, 1998, as amended by that certain Amendment No. 1 to the Initial Plan dated January 28, 1999 (the Initial Plan, as amended, is the "Amended Plan").

         B. Capitalized terms used in this Amendment have the meanings ascribed to them by the Amended Plan.

                               A G R E E M E N T S

         Therefore, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

         1. Base Amount. Clause (v) of Section 2.2.1(b)(A) of the Amended Plan is hereby amended to read in its entirety as follows:

         "to the extent not already contributed pursuant to the Escrow Agreement , $6,500,000."

         2. Escrow Agreement. Section 2.6 of the Amended Plan is hereby amended to read in its entirety as follows:

         "At Closing, the Company will cause $6,500,000 in cash to be delivered to the Escrow Agent under the Escrow Agreement."

         3. Conditions to Parent's and Purchaser's Obligations. Section 6.3.8 of the Amended Plan is hereby amended to read in its entirety as follows:

         "The Indemnification Agreement and the Escrow Agreement shall have been executed and delivered by BL and shall each be valid, legal, binding and enforceable obligations of BL, and the Company shall have deposited $6,500,000 in cash with the Escrow Agent under the Escrow Agreement."

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         4. Exhibit B to the Amended Plan. The first sentence of Section 2(b) of
Exhibit B to the Amended Plan is hereby amended to read in its entirety as follows:

         "Simultaneously with the execution of this Agreement, Besicorp shall deposit with the Escrow Agent the sum of six million five hundred thousand dollars ($6,500,000) ("the Escrow Fund")."

         5. Entire Agreement. This Amendment, the Amended Plan, the Confidentiality Agreement referred to in Section 5.2 to the Amended Plan and the instruments to be delivered by the parties pursuant to the provisions of the Amended Plan constitute the entire Amended Plan between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns.

         6. Counterparts. This Amendment may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

         7. Applicable Law. This Amendment shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

         8. Assignability. This Amendment shall not be assignable by either party without the prior written consent of the other party.

 IN WITNESS WHEREOF the parties have executed this Amendment on the date first above written.

                                             PARENT:

                                             BGI ACQUISITION LLC

                                             By: /s/ James Haber
                                                 _____________________________
                                                     James Haber, President of
                                                     the Sole Manager of BGI
                                                     Acquisition LLC


                                             PURCHASER:

                                             BGI ACQUISITION CORP.

                                             By: /s/ James Haber
                                                 _____________________________
                                                     James Haber
                                                     Its: President


                                             THE COMPANY

                                             BESICORP GROUP INC.

                                             By: /s/ Michael J. Daley
                                                 ____________________
                                                    Michael J. Daley
                                                    Its: Executive Vice
                                                         President
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